EXHIBIT A
                                  ROYALTY NOTE
                                  ------------

Not  to  Exceed  $  3,000,000.00          ,  199_
     FOR VALUE RECEIVED, the undersigned, WILSON ACQUISITION CORPORATION, a Delaware corporation ("Payor"), promises to pay to WILSON TECHNOLOGIES INCORPORATED, a California corporation ("Payee"), or order, a Royalty (as defined below), not to exceed the sum of Three Million Dollars ($ 3,000,000.00), or such lesser amount as shall be determined as herein provided, pursuant to the manner hereinafter set forth:
     1.       Royalty.  Commencing on the date hereof, and extending until the
              -------
earlier of five (5) years after the date hereof or such time as Payor has paid to Payee the sum of Three Million Dollars, or such lesser amount as shall be determined in accordance with the provisions hereof, (the "Royalty Period"), a Royalty shall accrue in an amount equal to five percent (5%) of Net Revenues (as defined below) (the "Royalty"). The Royalty shall be due and payable by Payor to Payee commencing forty-five days after the end of the Buyer's first fiscal quarter arising after the date hereof and continuing thereafter within forty-five (45) days after the end of each of Payor's successive fiscal quarters (or portion thereof) included in the Royalty Period (collectively, the "Royalty Payments"). The term "Net Revenues" shall mean the gross amount of revenues received by Payor or its affiliates from the sale of products or the performance of services related to selling, designing, manufacturing, installing and servicing compressed natural gas ("CNG") refueling stations and related products for use in the CNG industry throughout the world (the "Business"), less (a) returns, credits, discounts and allowances, (b) free
              ----
goods programs, (c) freight, transportation and insurance charges, and (d) sales, excise and similar taxes added to the invoice; provided, however, that this amount shall not include revenues arising from the sale of CNG, the sale of CNG-powered vehicles, or the conversion of vehicles to CNG-powered vehicles.


     24

     2.        Stock Payment Option.  At the option of Payee, Royalty Payments
               --------------------
may be made in restricted shares of common stock, $.01 par value, of Penn Octane Corporation, a Delaware corporation ("POC") at a value equal to eighty percent (80%) of the market price per share quoted by NASDAQ on the last day of Payor's fiscal quarter for which each Royalty Payment is due; provided, however, that, whichever election Zimmerman Holdings, Inc., a California corporation ("ZHI"), makes with respect to the receipt of cash or stock under that certain Convertible Debenture issued by POC in favor of ZHI of even date herewith, such election shall be applicable to the form of additional Royalty Payments hereunder; provided, further, however, that in the event Payee assigns this Royalty Note to an individual or entity, other than ZHI, William
R. Zimmerman ("Zimmerman") or an affiliate thereof, such entity shall have no right to receive stock in lieu of cash under this Royalty Note, but under such circumstance, Payor shall have the option, but not the obligation, to pay Royalty Payments due  and  payable  hereunder  in  POC  Common  Stock  (as defined in Section 3 hereof).
     3.          Registration Rights.  The following registration rights shall
                 -------------------
apply to any shares of common stock, $.01 par value, of POC ("POC Common Stock") received in lieu of Royalty Payments under this the Royalty Note:
          (a) If POC shall determine to register any of its securities (other than a Form S-8 or other form suitable for employee benefit plans) either for its own account or the account of any investor who holds registrable securities or to whom registration rights have been conferred by POC (hereinafter "Holders"), POC shall:
               (i)          promptly  give  Payee written notice thereof; and,
               (ii) include in such registration (and in any related qualification under blue sky laws, the securities laws of any state where the securities are to be issued, or any other compliance), and in any underwriting involved therein, all of the securities specified in a written request made by Payee to POC within twenty (20) days after the written notice from POC described in clause (i) above (the ARegisterable Securities@).
          (b) If the registration of which POC gives notice is for a registered public offering involving an underwriter, POC shall so advise Payee as part of the written notice given pursuant to Section 3(a)(i) above.

          (c) All registration expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 3 shall be borne by POC; provided, however, that Payee shall bear its own legal and accounting fees and costs and any underwriting discounts or commissions incurred in connection with the sale of its shares of POC.
          (d)     In the case of registration effected by POC pursuant to this
Section 3, POC shall keep Payee advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, POC shall use its best efforts to:
               (i) Keep registration effective for a period of one hundred twenty (120) days or until Payee has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period Payee refrains from selling any securities included in such registration at the request of an underwriter of POC;
               (ii) Prepare and file with the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act of 1933 (the ACommission@) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder (the ASecurities Act@), with respect to the disposition of all securities covered by such registration statement;
               (iii) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as Payee may from time to time request;
               (iv) Notify Payee at any time when a prospectus relating to the Registerable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and at the request of any such seller, prepare and furnish such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;
               (v) Cause such Registerable Securities registered pursuant to this Section 3 to be listed on each securities exchange  on  which  similar  securities  issued  by  POC  are  then  listed;
               (vi) Provide a transfer agent and registrar for all Registerable Securities registered pursuant hereto not later than the effective date of such registration; and
               (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than 18 months, beginning with the first month after the effective date of a registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.
          (e) POC will indemnify Payee, each of its officers, directors and partners, legal counsel and accountants and each person controlling Payee within the meaning of Section 15 of the Securities Act and Section 13 of the Exchange Act, with respect to which registration, qualification or compliance has been effected pursuant hereunder, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and Section 13 of the Exchange Act, any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated
therein or necessary to make the statements therein not misleading, or any violation by POC of the Securities Act or any rule or regulation thereunder applicable to POC and relating to action or inaction required by POC in connection with any such registration, qualification or compliance, and will reimburse Payee, each of its officers, directors, partners, legal counsel and accountants and each person controlling Payee, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action.
     Payee shall give notice to POC, under this section, promptly after Payee has actual knowledge of any claim as to which indemnity might be sought, and shall permit POC to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for POC, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by Payee (whose approval shall not be unreasonably withheld), and Payee may participate in such defense at Payee's expense, and provided further that the failure of Payee to give notice as provided herein shall not relieve POC of its obligations under this Section 3(e), to the extent such failure is not prejudicial. POC shall not, in the defense of any such claim or litigation, except with the consent of Payee, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Payee of a release from all liability in respect to such claim or litigation. Payee shall furnish such information regarding itself or the claim in question as POC may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
     If the indemnification provided for in this Section 3(e) is held by a court of competent jurisdiction to be unavailable to Payee with respect to any loss, liability, claim, damage or expense referred to therein, then POC, in lieu of indemnifying Payee hereunder, shall contribute to the amount paid or payable by Payee as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of POC on the one hand and of Payee on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of POC and Payee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by POC or by Payee and the parties= relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     Notwithstanding  the  foregoing,  to  the  extent  that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing, the provisions in the underwriting agreement shall control.
          (f) With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, POC agrees, so long as Company, ZHI, Zimmerman or any affiliate thereof owns any POC Common Stock acquired pursuant to this Royalty Note, to use its reasonable best efforts to:
               (i) make and keep public information, as those terms are understood and defined in Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission ("Rule 144"), at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by POC for an offering of its securities to the general public;
               (ii) file with the Commission in a timely manner all reports and other documents required of POC under the Securities Act and the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder (the AExchange Act@), at any time after it has become subject to such reporting requirements; and
               (iii) furnish to Payee forthwith upon written request a written statement by POC as to its compliance with the reporting requirements of Rule 144 (at any time from ninety (90) days following the effective date of the first registration statement filed by POC for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of POC, and such other reports and documents so filed as Payee may reasonably request in availing itself of any rule or regulation of the Commission allowing Payee to sell any such securities without registration.
          (g) POC shall not limit the number of Registerable Securities to be included in a registration pursuant to this Section 3 in order to include in the offering any of the following:
               (i)          shares  held  by stockholders with no registration
rights;
               (ii) founder=s stock or any other shares of stock issued to employees, officers, directors or consultants pursuant to any POC employee stock option plan; or,
               (iii) securities registered for POC=s own account unless POC determines in good faith based upon the advice of its underwriter that an offering of Registerable Securities in conjunction with securities registered for POC's own account is not feasible or impracticable and will not be successful in the marketplace.
          (h) Payee's rights under this Section 3 shall expire upon the earlier to occur of the following:
               (i) expiration of the applicable holding periods restricting the resale of POC Common Stock set forth in Rule 144; and
               (ii) the occurrence of two (2) registrations effected by POC after the last issuance of POC Common Stock hereunder.
          (i) Any share certificates delivered pursuant hereto shall bear appropriate legends.
     4.          Investment  Representations.
                 ---------------------------
          (a) Payee is familiar with the business and financial condition, properties, operations and prospects of POC;
          (b) Payee has been given full access to all material information concerning the condition, properties, operations and prospects of POC. Payee and its advisors have had an opportunity to ask questions of, and to receive information from, POC and persons acting on its behalf concerning the terms and conditions of Payee's receipt of POC Common Stock, and to obtain any additional information necessary to verify the accuracy of the information and date received by Payee. Payee is satisfied that there is no material information concerning the condition, properties,  operations  and  prospects  of POC of which the Payee is unaware;
and,
          (c) Payee has made, either alone or together with its advisors, such independent investigation of POC, its management and related matters as Payee deems to be, or Payee's advisors have advised to be, necessary or advisable in connection with its receipt of POC Common Stock; and Payee and its advisors have received all information and data which Payee and its advisors believe to be necessary in order to reach in informed decision as to the advisability of receiving POC Common Stock; and,
          (d) Any POC Common Stock acquired by Payee hereunder is being acquired for investment purposes for its own account and not with a view towards distribution; Payee shall not dispose of any POC Common Stock except in compliance with applicable securities laws.
     5.          Cessation  of Business.  In the event that Payor is unable to
                 ----------------------
realize a rate of return from the Business customary for the CNG business or businesses similar to the CNG business, Payor shall have the right to cease operations of the Business and shall have no further obligation under this Royalty Note; provided, however, that no affiliate of Payor continues in activities related to or a part of the Business other than the sale of CNG and CNG-powered vehicles and the conversion of vehicles to CNG-powered vehicles.

     6.       Sale of Business.  Should Payor elect to sell the Business prior
              ----------------
to  the  expiration  of  the  Royalty  Period,  Payor shall pay to Payee fifty percent (50%) of the total consideration received from the sale of the Business up to the total amount of Three Million Dollars ($3,000,000.00) less
                                                                          ----
the total Royalty Payments received prior thereto by Payee and offsets, if any, against the total amount of Royalty owing hereunder as set forth in
Section 7 hereof; provided, however, that in the event that Buyer should sell the Business prior to one (1) year after the date hereof, Buyer shall not be entitled to any offsets against this Royalty Note for the Royalty Adjustment (as defined in Section 8 below).
     7.         Offset.  The total amount of Royalty due and payable hereunder
                ------
shall be subject to offset for (a) Royalty Payments paid by Payor to Payee pursuant to that certain Interim Operating Agreement between Payor and Payee,
(b) the Royalty Note Adjustment (as defined in Section 1.06 of that certain Purchase Agreement (the "Purchase Agreement") among Payee, and ZHI, on the one hand, and Payor and POC, on the other hand), (c) any amounts due for warranty work performed by Buyer as provided in Section 13.07 of the Purchase Agreement, (d) Damages (as defined in Section 14.01 of the Purchase Agreement), and (e) any amounts paid by Payee to Company's creditors pursuant to Section 1.10 of the Interim Operating Agreement. Notwithstanding the foregoing, Payee shall continue to make, when due, Royalty Payments hereunder.
     8.        Inspection Rights.  During the Royalty Period, Payor shall keep
               -----------------
accurate records of all Net Revenues (as defined in Section 1 hereof), including sales made by affiliates of Buyer, and with each payment made pursuant to this Royalty Note shall deliver to Payee a report indicating the Net Revenues for the corresponding fiscal quarter, and Payee and its representatives shall have the right, not more than once in each of Payor's fiscal quarters during the Royalty Period, and upon reasonable notice and during normal business hours, to audit and inspect, at Payee's sole cost and expense, Payor's records of Net Revenues for all such fiscal quarters; provided, however, that in no event shall Payee have the right to audit any period more than once.
     9.     Royalty Payments Pending Royalty Note Adjustment.  Notwithstanding
            ------------------------------------------------
anything to the contrary contained herein, Payor shall have no obligation to pay to Payee Royalty Payments hereunder in excess of One Million Nine Hundred Thousand Dollars ($1,900,000) during the period commencing the date hereof and ending as of the first anniversary of the date hereof.
     10.     Late Charge.  Any payment of accrued Royalty which is not paid on
             -----------
the due date therefor, and which remains unpaid after ten (10) business days written notice by Payee to Payor, shall bear a late charge equal to five percent (5%) of the amount of the accrued Royalty which is not paid when due. Payor acknowledges that this late charge represents fair compensation for any loss which would be sustained by Payee for administrative expenses and cost of money wrongfully withheld by Payor. Such late charge shall be paid with the accrued Royalty with respect to which it is accrued. In the event that the late charge is deemed to constitute interest and to exceed the maximum rate of interest allowable under applicable law, then the obligation to be fulfilled shall be reduced automatically to the extent necessary to prevent the effective rate of interest from exceeding the maximum legal rate.
     11.        Costs of Collection.  Should Payor fail to pay any amounts due
                -------------------
under this Royalty Note or any portion thereof in a timely manner, Payee shall be entitled to, and Payor agrees to pay to Payee immediately upon demand therefor by Payee, all costs and expenses of collection, including, without limitation, attorney's fees and all other expenses of enforcing payment.
     12.     Waiver.  The rights and remedies of Payee under this Royalty Note
             ------
shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Royalty Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Royalty Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right of Payee arising out of this Royalty Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and, (c) no notice or demand on Payor will be deemed to be a waiver of any obligation of Payor or the right of Payee to take further action without notice or demand as provided in this Royalty Note. Payor hereby waives presentment, demand, protest and notice of dishonor and protest and any other notice of any kind, except as expressly provided for herein.
     13.       Notice.  Any notice or other communication provided for in this
               ------
Royalty Note shall be in writing and sent to the parties named at the addresses listed below or at such other address as the parties may from time to time in writing designate.


To Payor:  Wilson Acquisition Corporation
           c/o Penn Octane Corporation
           5847 San Felipe, Suite 3420
           Houston, Texas  77057
           Attn:  Jerome B. Richter

           Tel:  (713) 952-5703
           Fax:  (713) 952-1323


Copy to:   Coudert Brothers
           1114 Avenue of the Americas
           New York, New York  10036
           Attn:  Arnold H. Tracy, Esq.

           Tel:  (212) 626-4400
           Fax:  (212) 626-4120


To Payee:  Wilson Technologies Incorporated
           c/o Zimmerman Holdings, Inc.
           2600 Mission Street, Suite 100
           San Marino, CA  91108-1676
           Attn.:  William R. Zimmerman

           Tel:  (818) 441-0444
           Fax:  (818) 441-6946

Copy to:   Rodi, Pollock, Pettker, Galbraith
           & Cahill, A Law Corporation
           801 South Grand Avenue, Suite 400
           Los Angeles, CA  90017
           Attn.:  Henry P. Pramov, Jr., Esq.

           Tel:  (213) 895-4900
           Fax:  (213) 895-4921


Any notice or communication that is properly addressed as provided in this Paragraph, will be deemed received (a) upon delivery, if delivered personally,
(b) on the third business day after deposit in a regular depository of the United States mail, if delivered by United States registered or certified first class mail, (c) on the day of transmission, if delivered by facsimile, unless such transmission is sent after 3:00 p.m. (time of the receiving party), or on a day which is not a business day of the receiving party, in which case such transmission will be deemed received on the first business day after the transmission, and (d) on the first business day of the receiving party after the delivery to the courier, if delivered by overnight courier. Any party from time to time may change its address for the purpose of this provision by furnishing a notice in accordance with this Section.
     14.          Severability.  If any provision of this Royalty Note is held
                  ------------
invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Royalty Note will remain in full force and effect. Any provision of this Royalty Note held unenforceable only in part or degree will remain in full  force  and  effect  to  the  extent  not  held invalid or unenforceable.
     15.       Governing Law.  This Royalty Note shall be governed by the laws
               -------------
of  the  State  of  California without regard to conflicts of laws principles.
     16.          Parties in Interest.  This Royalty Note shall bind Payor and
                  -------------------
Payee  and  their  successors  and  assigns.
     17.         Security.  This Royalty Note is guaranteed by POC pursuant to
                 --------
Section 13.08 of that certain Purchase Agreement dated March 7, 1997, among Payee and ZHI, on the one hand, and Payor and POC, on the other hand.
     18.        Assignment.  This Royalty Note may be assigned by Payee to any
                ----------
affiliate of Payee or any creditor of Payee without prior consent of Payor; provided, however, that in the event Payee assigns this Royalty Note to an individual or entity, other than ZHI, Zimmerman or an affiliate thereof, such individual or entity shall have no right to receive stock in lieu of cash under this Royalty Note.

     IN WITNESS WHEREOF, the undersigned has duly executed this Royalty Note on the day and year first above written.
                              WILSON  ACQUISITION  CORPORATION,
                              a  Delaware  Corporation


                              By:

                              Its:


     [Signatures  continued  on  next  page]

     The undersigned hereby acknowledges and agrees to be bound by Section 3 hereof.

                              PENN  OCTANE  CORPORATION,  a
                              Delaware  corporation



                              By:

                              Its:




     [Signatures  continued  from  previous  page]